Exhibit 23.1

The Board of Directors and Stockholders

American Medical Laboratories, Incorporated, and
APL Healthcare Group, Inc.:

The audits referred to in our report dated April 7, 2000 for American Medical Laboratories, Incorporated and subsidiaries, included the related financial statement schedules as of December 31, 1999, and for each of the years in the three year period ended December 31, 1999, included in the registration statement. The audits referred to in our report dated December 23, 1999, for APL Healthcare Group, Inc., and affiliates, included the related financial statement schedules as of September 30, 1999 and the nine months then ended and as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, included in the registration statement. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the references to our firm under the headings “Experts” and “Selected Consolidated Financial Data” in the prospectus.

(signed) KPMG LLP

McLean, Virginia

September 29, 2000